Exhibit 2.n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Gladstone Investment Corporation of our report dated May 13, 2019 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting and our report dated May 13, 2019 relating to the senior securities table, which appear in Gladstone Investment Corporation’s Annual Report on Form 10-K for the year ended March 31, 2019. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

June 14, 2019